Amendment No. 3 to Employment Agreement


Reference is made to an employment agreement dated January 1, 1994, as amended by an Amendment to Employment Agreement dated as of September 23, 1994, and as further amended by Amendment No. 2 to Employment Agreement effective as of March 28, 1997 ("Second Amendment") between HERC Products Incoporated ("Company") and Gary S. Glatter ("Glatter").

Pursuant to Paragraph 4 of the Second Amendment, Glatter has agreed to purchase the 1995 Windstar Van ("Van") and the Company has agreed to sell the Van to Glatter on the following terms:

1. The purchase price of the Van shall be $10,685.80 ("Purchase Price"), the book value of the Van on the books of the Company as of October 31, 1997.

2. The Purchase Price shall be paid by way of modifying the Company's obligations to Glatter, so that the two last $5,000.00 payments owed by the Company to Glatter pursuant to Paragraph 2(b) of the Second Amendment are hereby waived, and on October 1, 1998 the Company shall make the last payment ot Glatter in the amount of $3,461.86. This last payment reflects interest on the Purchase Price at the rate of 9% per annum for the period November 1, 1997 - September 30, 1998.

3. Except as modified by this Amendment, all other terms of the Employment Agreement, as previously amended, shall remain in full force and effect.


DATED this 31st day of October, 1997



H.E.R.C. Products Incorporation


By: /s/ Kristi A. Cordray
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         KRISTI A. CORDRAY
         Vice President of Administration


/s/ Gary S. Glatter
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GARY S. GLATTER